Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD COMPANIES

REPORTS FIRST-QUARTER RESULTS

•	Exceeds guidance for both GAAP and adjusted net income per diluted share for first quarter

•	Forecasts better-than-expected earnings for the full year

•	Improves Bath and Kitchen performance faster than expected

•	Makes good progress on separation plans, on track for Vehicle Control Systems spinoff, Bath and Kitchen sale by early fall

PISCATAWAY, N.J. – April 19, 2007 – American Standard Companies Inc. (NYSE: ASD) today announced first-quarter net income per diluted share of 84 cents in accordance with Generally Accepted Accounting Principles (GAAP). Net income per diluted share on an adjusted basis was 58 cents, up 35 percent from first quarter a year ago. The company had provided first-quarter net income per diluted share guidance of 45-49 cents on a GAAP basis and 48-52 cents on an adjusted basis. The company is in the process of selling Bath and Kitchen and, in accordance with GAAP, has classified it as a discontinued operation. (Please see table below.)

Sales from continuing operations, which include Air Conditioning Systems and Services and Vehicle Control Systems, were $2.166 billion. Sales for Bath and Kitchen were $657.9 million. In total, sales for the company’s three businesses were up 10.7 percent.

FIRST-QUARTER EARNINGS SUMMARY

	1Q07	1Q06	% change	1Q07 guidance
GAAP net income per diluted share
Continuing operations	49 cents	44 cents	11.4%	N/A
Discontinued operations	35 cents	(4) cents	++	N/A
Total company GAAP	84 cents	40 cents	110%	45-49 cents

Adjusted net income per diluted share
Continuing operations	53 cents	43 cents	23.3%	N/A
Discontinued operations	5 cents	0 cents	++	N/A
Total company on an adjusted basis	58 cents	43 cents	35%	48-52 cents

(Please see the financial tables following the news release text for reconciliation tables and a description of adjusted results for continuing operations, discontinued operations and the total company. The company provides adjusted results to facilitate understanding of ongoing financial performance from year to year.)

“We had a very strong first quarter,” said Fred Poses, chairman and CEO. “Air Conditioning Systems and Services had excellent results, driven by strong sales of commercial equipment and services. Those sales more than made up for softer residential market conditions and difficult comparisons with residential sales a year ago, when distributors were stocking new products in preparation for the January 2006 change in energy efficiency regulations. We finished the quarter with strong commercial orders and backlog.

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American Standard Q1 2007 Results — 2

“Continued growing truck builds in Europe, our global market presence and solid after-market position led to another strong quarter for Vehicle Control Systems, despite a modest impact from the decline in North American truck builds,” he said. “Recent contract wins around the world positioned the business for continued long-term growth.

“We are very encouraged by Bath and Kitchen’s improved performance. The benefits of increased sales and operational changes are beginning to show up on the bottom line faster than we expected. Our new leadership team, put in place in the third quarter of last year, is making a real impact on our results in Europe and North America, despite significantly lower home builds in the U.S. Asia continues to perform well. Overall, we’re pleased with the progress we’re making in returning Bath and Kitchen to historical levels of profitability,” said Poses.

“The various steps for the sale of Bath and Kitchen and the spinoff of WABCO are moving ahead nicely, and we’re on track to complete the separation process by early fall of this year,” said Poses. “We expect to achieve our goal of completing the separation process with both Trane and WABCO emerging as independent companies with investment-grade balance sheets and debt ratios.”

On March 20, 2007, the company paid a dividend of 18 cents per share of common stock to shareowners of record on March 1.

FULL-YEAR, SECOND-QUARTER GUIDANCE

“For the rest of the year, we see continued strength in global commercial air conditioning that should allow us to more than offset expected softness in residential markets,” said Poses. “We also expect healthy European market conditions and strong performance in Vehicle Control Systems as well as improving results in Bath and Kitchen.”

The company had estimated 2007 net income per diluted share of $3.15-$3.25 on both a GAAP and adjusted basis, representing an increase of 20-24 percent on a GAAP basis and 18-22 percent on an adjusted basis. “With our current market and business outlooks, we expect the company as a whole to do better than previously estimated for the year, with net income per diluted share in the range of $3.63-$3.73 on a GAAP basis and $3.30-$3.40 on an adjusted basis,” said Poses. The company expects to generate about $1.015 billion in net cash provided by operating activities and at least $715 million in free cash flow. The cash flow numbers include a $65 million insurance payment received in the first quarter, but do not include proceeds of the Venesta sale. The full-year guidance provided in this paragraph is based on the company as currently structured and does not consider the effects of the planned company separation.

“For the second quarter, we estimate sales for the company as a whole to be up about 10 percent, and net income per diluted share in the range of 98 cents-$1.04 on a GAAP basis (up 5-12 percent) and $1.03-$1.09 on an adjusted basis (up 12-18 percent),” said Poses.

FIRST-QUARTER 2007 BUSINESS HIGHLIGHTS

AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.6075 billion, up 9.8 percent over first quarter 2006 (up 8.9 percent excluding foreign exchange effects) because of improving pricing and volumes in commercial equipment and services. Segment income was $157.3 million, up 20.3 percent from $130.8 million in 2006, as pricing and volume as well as materials productivity more than offset the continuing impact of higher commodity costs, lower volume of residential sales caused by last year’s accelerated demand for products in anticipation of new energy efficiency standards, labor cost escalations and investments in the business. Adjusted segment income was $156.7 million, excluding the impact of favorable foreign exchange effects and operational consolidation expenses, up from $131.3 million in first quarter 2006.

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American Standard Q1 2007 Results — 3

During the quarter, Air Conditioning Systems and Services launched a line of 14 SEER (Seasonal Energy Efficiency Ratio) residential systems with the Energy Star rating and industry-leading sound performance. Trane CleanEffects® won the 2007 Excellence in Design Silver Award from Appliance Design Magazine and was the only HVAC product to receive recognition. For commercial customers, the business introduced a line of one-to-five-ton split systems using R410a refrigerant, improved the energy efficiency of its already industry-leading CenTraVac® chiller and opened three new parts stores. In addition, it sponsored “Schools of the 21st Century,” a program of seminars, articles and a Web site to highlight school-design trends and technologies for architects, facility managers, school administrators and parents.

Large contracts signed during the quarter included ones for M.D. Anderson Cancer Center (Houston, Texas); AT&S III (Shanghai, China); Aurora Sofitel Hotel (London, U.K.); Bahrain City Center (Manama, Bahrain); Beijing Ri Tan International Plaza (Beijing, China); Cardinal Health (Los Angeles, Calif.); Carrefour (China, Indonesia, Malaysia, Singapore, Taiwan and Thailand); Corning Credit Union (Corning, N.Y.); Cowboys Stadium (Dallas, Texas); Duracell (Lancaster, S.C.); El Paso Community College (El Paso, Texas); Hynix (Chungju, South Korea); King Khaled Hospital (Riyadh, Saudi Arabia); Navy Federal Credit Union Call Center (Pensacola, Fla.); Nissan North America (Smyrna, Tenn.); Paducah Independent Schools (Paducah, Ky.); Samsung (Suwon, South Korea); SIG Datahouse (Eemshaven, Netherlands); Thompson Health (Canandaigua, N.Y.); Triad Healthcare (Gateway Medical Center – Clarksville, Tenn.); United States Postal Service (Oklahoma City, Okla.); University of North Carolina at Greensboro; and Westin (Hilton Head, S.C.).

VEHICLE CONTROL SYSTEMS first-quarter sales were $558.8 million, up 16.4 percent over the same period in the prior year (up 7.7 percent in local currencies). Segment income was $73.7 million, up from $67.8 million a year ago, as increased volume and materials savings more than offset the unfavorable impact of typical price reductions and escalating commodity costs. Excluding favorable translational foreign exchange effects as well as operational consolidation expenses, adjusted segment income was $68.9 million, down from $69.3 million in first quarter 2006.

During the quarter, WABCO continued to build its sales pipeline with new and incremental business from commercial vehicle and passenger car manufacturers. WABCO was selected by VM MOTORI S.p.A. Cento, as exclusive vacuum pump supplier for its new V6 diesel engine developed in partnership with GM Powertrain. The new engine is planned to be used on the new Cadillac CTS beginning in 2009. WABCO won a future multi-year electronic braking system (EBS) project from a major commercial vehicle manufacturer, and a leading European manufacturer awarded WABCO a contract for its passenger car electronically controlled air suspension (ECAS). In Turkey, WABCO signed two long-term contracts with TIRSAN and Otokar, the country’s biggest trailer manufacturers. Sales in Eastern Europe increased significantly over the prior year because of increased usage of new braking technology among original equipment manufacturers, including ChAZ, KamAZ and MAZ. In Asia, WABCO won several awards from its customers, including “Excellent Supplier Award” from Yutong, a major bus manufacturer in China, and “Best Quality Supplier” from CNHTC, the largest heavy truck manufacturer in China.

BATH AND KITCHEN, now classified as a discontinued operation, had sales of $657.9 million, up 8.1 percent (up 2.7 percent excluding foreign exchange effects) from first quarter a year ago. Income from discontinued operations was $71.9 million net of tax, up from a loss of $7.9 million. Segment income was $105.9 million, up from a loss of $0.5 million in first quarter 2006. The gain from the Venesta sale, absence of depreciation and amortization (following the decision to sell Bath and Kitchen), improved volume, pricing and mix as well as prior operational consolidations and materials productivity more than offset higher commodity and inventory reduction costs. Adjusted segment income was $14.3 million, compared with $5.5 million in first quarter 2006, excluding the gain from the Venesta sale, favorable impact of foreign exchange and operational consolidation expenses, and including depreciation and amortization.

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American Standard Q1 2007 Results — 4

During the quarter, the company sold Venesta, a commercial washroom systems business with annual sales of approximately $62 million, to RS Building Products for $165 million, a gain of $57 million, net of taxes. Venesta’s products were unique in the Bath and Kitchen portfolio, and sales were limited to the U.K. and Ireland.

At the ISH Fair in Germany, the industry’s largest trade show, Bath and Kitchen introduced a number of product lines, including the Imagine suite and its Daylight collection, a modern, linear line with flexible storage solutions. These well-received product launches expanded Bath and Kitchen’s lead in providing “total bathroom” suites for consumers. At ISH, Bath and Kitchen also previewed the SoftBath line by award-winning designer Marc Sadler. This wellness line uses a resilient new material that’s softer than acrylic and maintains water temperature longer than normal bathtubs. In addition, the business received the Design Plus Award at the fair for its new Active faucet line. Bath and Kitchen continued the rollout of the Imagine suite in Asia and expanded the successful Cadet 3 toilet line in the U.S. New commercial sales in the quarter included ones for Areeya Property (Bangkok, Thailand); Housing Hartlepool (Hartlepool, U.K.), a 15,000-unit housing project; Incheon Songdo New Town Project (Incheon, South Korea); Royal Pacific Resort (Orlando, Fla.) and Porta di Roma (Rome, Italy), the largest shopping center in Europe.

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and CFO Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 8:30 a.m. EDT today. Related financial charts, reconciliations between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available in the accompanying financial tables and under the heading, “American Standard’s First-Quarter 2007 Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for one year. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 981-5567.

Please call five-to-10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the conference call will be available from 12:30 p.m. EDT today until 11:59 p.m. EDT on April 26. For the replay, please dial (719) 457-0820. The replay access code is 4710396.

Comments in this news release, particularly those related to earnings guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; (iii) the actual level of construction activity and commercial vehicle production in the company’s end-markets; (iv) periodic adjustments to reserves for contingent liabilities, including reserves associated with litigation matters, government investigations, asbestos liabilities and asbestos insurance recoveries; and (v) the amount and timing of operational consolidation expenses and gains or losses on asset sales and tax items. In addition, there are risks and uncertainties relating to the planned tax-free spinoff of our Vehicle Controls System business and the sale of our Bath and Kitchen business, including the timing and certainty of the completion of those transactions and the ability of each business to operate as an independent entity. The guidance for full-year 2007 and second quarter 2007 is based on the company’s current structure and does not give effect to the separation of Vehicle Control Systems into a newly independent public company and the sale of Bath and Kitchen or related one-time tax costs associated with those transactions. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2006 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. To facilitate understanding of first-quarter results, several tables follow this news release. The first-quarter 2006 and 2007 results that exclude operational consolidation expenses, gains on sale of assets, tax items, foreign exchange translation and separation costs are non-GAAP measures and include total company segment income, adjusted net income, adjusted net income per diluted share and free cash flow. In addition, certain results of the Bath and Kitchen business in the accompanying tables are non-GAAP measures. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. In addition, the company uses segment income to make strategic and capital investment decisions, allocate resources and report business performance to the board of directors. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

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American Standard Q1 2007 Results — 5

American Standard is an $11.2 billion global manufacturer with market-leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under such brands as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 62,000 people and has manufacturing operations in 28 countries. American Standard is included in both the S&P 500 and the Dow Jones Sustainability North America Index, which recognizes the top 20 percent of leaders in corporate sustainability in North America.

For more information, reporters may contact: Skip Colcord, (732) 980-3065, hcolcord@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com.

For more information, investors and financial analysts may contact:

Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com, or Todd Gleason, (732) 980-6399,

tgleason@americanstandard.com.

Copyright © 2007 American Standard Companies Inc.

# # #

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended March 31,
In millions except per share data	2007	2006
Sales
Air Conditioning Systems and Services	$1,607.5	$1,463.4
Vehicle Control Systems	558.8	479.9

Total	$2,166.3	$1,943.3

Segment income
Air Conditioning Systems and Services	$157.3	$130.8
Vehicle Control Systems	73.7	67.8

Total	231.0	198.6
Equity in net income of unconsolidated joint ventures	7.3	10.0
Interest expense	28.2	30.0
Corporate and other expenses	56.4	47.9

Income from continuing operations before income taxes	153.7	130.7
Income taxes	52.3	38.7

Income from continuing operations	101.4	92.0
Income (loss) from discontinued operations, net of tax	71.9	(7.9)

Net Income	$173.3	$84.1

Basic earnings per share:
Income from continuing operations	$0.50	$0.45
Income (loss) from discontinued operations	0.36	(0.04)

Net Income	$0.86	$0.41

Diluted earnings per share:
Income from continuing operations	$0.49	$0.44
Income (loss) from discontinued operations	0.35	(0.04)

Net Income	$0.84	$0.40

Diluted earnings per share, on an adjusted basis: (1)
Net Income	$0.58	$0.43

Average outstanding common shares:
Basic	200.6	205.1
Diluted	206.2	209.6

Note:	The presentation of total segment income and diluted earnings per share, on an adjusted basis is not in conformity with generally accepted accounting principles (GAAP). This measure may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

(1)	See Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share on next page

American Standard Companies Inc.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share

(Unaudited)

In millions except per share data

	Three Months Ended March 31,
	2007	2006
Net income	$173.3	$84.1
Adjustments:
Operational consolidation expenses, net of tax	6.0	5.3
Tax Items	0.6	—
Separation costs, net of tax	6.7	—
Gain on sale of assets, net of tax	(56.8)	—
Adjustment to include depreciation and amortization of discontinued operations, net of tax (1)	(10.8)	—

Adjusted net income	$119.0	$89.4

Adjusted net income per diluted common share	$0.58	$0.43

	Three Months Ended March 31,
	2007	2006
Income from Continuing Operations	$101.4	$92.0
Adjustments:
Operational consolidation expenses, net of tax	0.8	1.0
Tax Items	1.0	(2.7)
Separation costs, net of tax	5.6	—

Adjusted net income from continuing operations	$108.8	$90.3

Adjusted income from continuing operations per diluted common share	$0.53	$0.43

	2007	2006
Income from Discontinued Operations	$71.9	$(7.9)
Adjustments:
Operational consolidation expenses, net of tax	5.2	4.3
Tax Items	(0.4)	2.7
Separation costs, net of tax	1.1	—
Gain on sale of assets, net of tax	(56.8)	—
Adjustment to include depreciation and amortization of discontinued operations, net of tax (1)	(10.8)	—

Adjusted net income (loss) from discontinued operations	$10.2	$(0.9)

Adjusted income from discontinued operations per diluted common share	$0.05	$0.00

(1)	Assets are not depreciated or amortized once a business is classified as a discontinued operation. As a result of the decision to sell Bath and Kitchen, the GAAP results exclude Bath and Kitchen depreciation and amortization. Adjusted results include Bath and Kitchen depreciation and amortization. The Company provides adjusted results to facilitate understanding of ongoing financial performance

Note: The presentation of adjusted income from continuing operations, adjusted income per diluted common share from continuing operations, adjusted net income / (loss) from discontinued operations, adjusted net income per diluted common share from discontinued operations, adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Reconciliation of Statement of Operations

(Unaudited)

	Three Months Ended March 31,
In millions except per share data	Reported 2007	Bath & Kitchen Adjustments	Before Discontinued Ops 2007 (1)
Sales
Air Conditioning Systems and Services	$1,607.5		$1,607.5
Bath & Kitchen	—	657.9	657.9
Vehicle Control Systems	558.8		558.8

Total	$2,166.3	657.9	$2,824.2

Segment income
Air Conditioning Systems and Services	$157.3		$157.3
Bath & Kitchen	—	105.9	105.9
Vehicle Control Systems	73.7		73.7

Total	231.0	105.9	336.9
Equity in net income of unconsolidated joint ventures	7.3	0.2	7.5
Interest expense	28.2	0.3	28.5
Corporate and other expenses	56.4	9.4	65.8

Income from continuing operations before income taxes	153.7	96.4	250.1
Income taxes	52.3	24.5	76.8

Income from continuing operations	101.4	71.9	173.3
Income (loss) from discontinued operations, net of tax	71.9	(71.9)	0.0

Net Income	$173.3		$173.3

(1)	Includes Bath & Kitchen as if not a discontinued operation, except for the absence of depreciation and amortization following the decision to sell Bath & Kitchen.

American Standard Companies Inc.

Reconciliation of Statement of Operations

(Unaudited)

	Three Months Ended March 31,
In millions except per share data	Reported 2006	Bath & Kitchen Adjustments	Previously Reported 2006
Sales
Air Conditioning Systems and Services	$1,463.4		$1,463.4
Bath & Kitchen	—	608.7	608.7
Vehicle Control Systems	479.9		479.9

Total	$1,943.3	608.7	$2,552.0

Segment income
Air Conditioning Systems and Services	$130.8		$130.8
Bath & Kitchen	0.0	(0.5)	(0.5)
Vehicle Control Systems	67.8		67.8

Total	198.6	(0.5)	198.1
Equity in net income of unconsolidated joint ventures	10.0	—	10.0
Interest expense	30.0	0.5	30.5
Corporate and other expenses	47.9	8.8	56.7

Income from continuing operations before income taxes	130.7	(9.8)	120.9
Income taxes	38.7	(1.9)	36.8

Income from continuing operations	92.0	(7.9)	84.1
Income (loss) from discontinued operations, net of tax	(7.9)	7.9	—

Net Income	$84.1		$84.1

Note: The presentation of the results of operations before adjustments to reflect discontinued operations, previously reported 2006 results of operations before adjustments to reflect discontinued operations and total segment income is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

	Three Months Ended March 31,
In millions	Reported 2007	Reported 2006	% Chg vs. 2006		% Chg vs. 2006 Adjusted (1)
Air Conditioning Systems and Services
Sales	1,607.5	1,463.4	9.8%		8.9%
Segment Income	157.3	130.8	20.3%		19.3%
Segment Income as a Percentage of Sales	9.8%	8.9%	0.9	pts	0.8	pts
Backlog	974.8	762.1	27.9%		25.5%
Vehicle Control Systems
Sales	558.8	479.9	16.4%		7.7%
Segment Income	73.7	67.8	8.7%		-0.6%
Segment Income as a Percentage of Sales	13.2%	14.1%	-0.9	pts	-1.1	pts
Backlog	989.3	792.9	24.8%		15.0%
Total Company - Continuing Operations
Sales - Air Conditioning and Vehicle Control Systems	2,166.3	1,943.3	11.5%		8.6%
Segment Income - Air Conditioning and Vehicle Control Systems (2)	231.0	198.6	16.3%		12.5%
Segment Income as a Percentage of Sales	10.7%	10.2%	0.5	pts	0.4	pts
Income From Continuing Operations Applicable to Common Shareholders	101.4	92.0	10.2%
Income From Continuing Operations Applicable to Common Shareholders as a Percentage of Sales	4.7%	4.7%	0.0
Bath & Kitchen - Discontinued Operations
Sales	657.9	608.7	8.1%		2.7%
Segment Income	105.9	(0.5)	++		++
Segment Income as a Percentage of Sales	16.1%	-0.1%	16.2	pts	1.4	pts
Total Company
Sales	2,824.2	2,552.0	10.7%		7.2%
Segment Income	336.9	198.1	70.1%		16.4%
Segment Income as a Percentage of Sales	11.9%	7.8%	4.1	pts	0.7	pts
Net Income Applicable to Common Shareholders	173.3	84.1	++
Net Income Applicable to Common Shareholders as a Percentage of Sales	6.1%	3.3%	2.8	pts

Presenting results of operations excluding the translation effects of foreign exchange amounts, operational consolidation expenses, asset dispositions and including depreciation / amortization of discontinued operations is not in conformity with generally accepted accounting principles (GAAP). Notwithstanding that the Bath & Kitchen business is a discontinued operation, management continues to analyze Bath & Kitchen sales, segment income and segment income as a percentage of sales to assess the performance of the Company as a whole. In addition, total company sales, total segment income and total segment income as a percentage of sales that include the non-GAAP Bath & Kitchen measures are also not in conformity with generally accepted accounting principles (GAAP). These non-GAAP measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

(1)	Excluding the impact of foreign exchange translational effects, operational consolidation expenses, gain on sale of assets, separation costs and an adjustment to include depreciation and amortization of discontinued operations. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates.

(2)	See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

Segment Income Reconciliation
	Air Conditioning Systems & Services	Vehicle Control Systems	Bath & Kitchen	Total Company
2007
Reported	157.3	73.7	105.9	336.9
Operational Consolidation Expenses	0.2	0.9	7.7	8.8
Adjustment to include Depreciation and Amortization of Discontinued Operations	—	—	(14.8)	(14.8)
Gain on Sale of Assets	—	—	(80.8)	(80.8)

Subtotal	157.5	74.6	18.0	250.1
Foreign Exchange Translational Effects	(0.8)	(5.7)	(3.7)	(10.2)

Adjusted Segment Income	156.7	68.9	14.3	239.9

	Air Conditioning Systems & Services	Vehicle Control Systems	Bath & Kitchen	Total Company
2006
Reported	130.8	67.8	(0.5)	198.1
Operational Consolidation Expenses	0.5	1.5	6.0	8.0

Adjusted Segment Income	131.3	69.3	5.5	206.1

American Standard Companies Inc.

2007 Earnings Per Share Reconciliation

(Unaudited)

In millions except per share data	Q2 2007	FY 2007
Net Income Reported	$202.8 - $216.5	$748.3 - $770.0
Streamlining Expenses, net of tax	16.4-17.0	27.0-28.0
Asset Sales, net of tax and Tax Items	—	(56.2)
Separation Costs, net of tax	10.6-11.9	24.5-26.0
Adjustment to include Depreciation & Amortization from Discontinued Operations, net of tax	(17.7)	(64.0)

Adjusted Net Income	$214.0 - $225.8	$682.1 - $701.3
Reported EPS	$0.98 -$1.04	$3.63 -$3.73
Adjusted EPS	$1.03 -$1.09	$3.30 -$3.40
Diluted Shares	207.9	206.4

2006 Earnings Per Share Reconciliation (Unaudited)

	Q2 2006	FY 2006
Net Income Reported	$191.7	$541.0
Streamlining Expenses, net of tax	11.0	43.6
Gain on Sale of Assets, net of tax	(4.0)	(14.3)
Tax Items	(9.0)	(19.5)

Adjusted Net Income	$189.7	$550.8
Reported EPS	$0.93	$2.62
Adjusted EPS	$0.92	$2.67
Diluted Shares	207.1	206.3

Note: The presentation of adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Balance Sheet

(Unaudited)

(dollars in millions)	March 31, 2007	December 31, 2006
Current Assets:
Cash and cash equivalents	$416.8	$267.8
Accounts receivable, less allowance for doubtful accounts:	1,224.4	1,116.8
Mar. 2007 - $45.0; Dec. 2006 - $44.8
Inventories	944.5	829.9
Other current assets	456.0	439.8
Assets held for sale	2,127.5	2,151.4

Total Current Assets	5,169.2	4,805.7
Facilities, less accumulated depreciation:	1,063.6	1,058.4
Mar. 2007 - $580.0; Dec. 2006 - $542.0
Goodwill	653.5	649.0
Capitalized software, less accumulated amortization:	125.4	127.9
Mar. 2007 - $303.0; Dec. 2006 - $290.9
Long-term asbestos receivable	336.2	336.6
Other assets	463.6	435.5

Total Assets	$7,811.5	$7,413.1

Current Liabilities:
Loans payable to banks	$66.8	$91.6
Current maturities of long-term debt	25.7	23.1
Accounts payable	808.4	697.0
Taxes on income	144.5	114.3
Other accrued liabilities	1,145.3	1,105.8
Liabilities related to assets held for sale	878.9	861.0

Total Current Liabilities	3,069.6	2,892.8
Long-Term Debt	1,560.1	1,600.7
Other Long-Term Liabilities
Reserve for post-retirement benefits	698.2	691.7
Long-term portion of asbestos liability	647.1	652.8
Other liabilities	731.6	651.6

Total Liabilities	6,706.6	6,489.6
Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,775,410 in 2007; 251,773,228 in 2006; and shares outstanding: 201,385,462 in 2007; 199,891,689 in 2006	2.5	2.5
Capital surplus	916.3	897.0
Treasury stock	(1,479.9)	(1,523.3)
Retained earnings (1)	2,090.4	1,972.4
Foreign currency translation effects	(134.7)	(138.9)
Deferred gain on hedge contracts, net of tax	3.3	3.3
Unrealized losses on benefit plans, net of tax	(293.0)	(289.5)

Total Shareholders’ Equity	1,104.9	923.5

Total Liabilities & Shareholders’ Equity	$7,811.5	$7,413.1

(1)	Includes impact of adopting FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

	Three Months Ended March 31,
In millions	2007	2006
Cash provided by operating activities: (1)
Net Income	$173.3	$84.1
Adjustments to reconcile net income to net cash provided by operating activities	(66.4)	(95.7)

Net cash provided/(used) by operating activities	106.9	(11.6)
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(52.8)	(49.4)
Proceeds from disposals of property	—	—

Free cash flow (2)	$54.1	$(61.0)

(1)	Includes continuing and discontinued operations.

(2)	Excludes $165.0M proceeds from the sale of the Venesta Washroom Systems business and includes $64.9M receipt of cash from a trust related to an insurance settlement in 2007.

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided By

Operating Activities to Free Cash Flow

(Unaudited)

	Twelve Months Ended December 31,
In millions	2007 Estimate		2006
Net cash provided by operating activities (1)	$	Approx. 1,015.0	$706.3
Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software		Approx. (325.0)	(285.1)
Proceeds from disposals of property		Approx. 25.0	20.6

Free cash flow (2)	$	Approx. 715.0	$441.8

(1) -	Includes continuing and discontinued operations

(2) -	Excludes $165.0M proceeds from the sale of the Venesta Washroom Systems business and includes $64.9M receipt of cash from a trust related to an insurance settlement in 2007.

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is one of several measures used to determine incentive compensation for certain employees.